Exhibit 3.2

The corFiorat ion orttranized and existing on icr and by virtue or the General Corporation l.aw or the State of Delaware does hereby certily.: FIRST That at a meeting of the Board or Directors or LUXURY TRINE DIGITAL MEDI.A GROUP INC. RESOLVED, that the Ce2r:ifi cir incorporation or this corporation he amended by changing the Arlie ic thereof numbered rat, as amended. said Article shall he and read as follows: INTERNET SCIENCES I_NC, SECOND That said amendment was duly adopted in accordance with the pirpvlsions of Section 242 of the General Corporation Law of the State of Delaware. IN WITNESS WHEREOF. said corporation has caused this certificate to he signed this 5 day or f )ctoher 20 S. By: A uthorizt:d Officer Tit e: State of Delaware Secretary of State Division of Corporations Delivered 04:25 PM 10/051018 FILED 04:25 PM 10/0512018 SR 20187016313 - File Number 6047600